Exhibit 99.2

RECKSON ASSOCIATES REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Commercial real estate properties, at cost:
Land	$430,822	$430,064
Buildings and improvements	2,931,330	2,823,020
Developments in progress:
Land	126,861	123,761
Development costs	120,693	99,570
Furniture, fixtures and equipment	13,583	12,738
	3,623,289	3,489,153

Less accumulated depreciation	(615,724)	(532,152)

Investments in real estate, net of accumulated depreciation	3,007,565	2,957,001
Properties and related assets held for sale, net of accumulated depreciation	68,249	194,297
Investments in real estate joint ventures	46,238	61,526
Investments in mortgage notes and notes receivable	201,128	174,612
Cash and cash equivalents	16,372	17,468
Tenant receivables	17,831	20,196
Investments in affiliate loans and joint ventures	58,948	59,324
Deferred rents receivable	152,376	138,990
Prepaid expenses and other assets	108,258	109,381
Deferred leasing and loan costs, net of accumulated amortization	84,459	78,411

Total Assets	$3,761,424	$3,811,206

LIABILITIES
Mortgage notes payable	$420,901	$541,382
Mortgage notes payable and other liabilities associated with properties held for sale	63,733	84,572
Unsecured credit facility	205,000	419,000
Senior unsecured notes	1,255,059	980,085
Accrued expenses and other liabilities	122,885	120,994
Deferred revenues and tenant security deposits	72,919	75,903
Dividends and distributions payable	36,583	36,398

Total Liabilities	2,177,080	2,258,334

Minority partners’ interests in consolidated partnerships	262,339	217,705
Preferred unit interest in the operating partnership	1,200	1,200
Limited partners’ minority interest in the operating partnership	30,476	33,498

	294,015	252,403

Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY
Preferred Stock, $.01 par value, 25,000,000 shares authorized	—	—
Common Stock, $.01 par value, 200,000,000 shares authorized 83,466,430 and 82,995,931 shares issued and outstanding, respectively	835	830
Accumulated other comprehensive income	2,102	1,819
Treasury Stock, 3,318,600 shares	(68,492)	(68,492)
Retained earnings	36,823	56,868
Additional paid in capital	1,319,061	1,309,444

Total Stockholders’ Equity	1,290,329	1,300,469

Total Liabilities and Stockholders’ Equity	$3,761,424	$3,811,206

(see accompanying notes to financial statements)

RECKSON ASSOCIATES REALTY CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in thousands, except per share and share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

PROPERTY OPERATING REVENUES:
Base rents	$118,584	$122,693	$363,244	$353,151
Tenant escalations and reimbursements	22,310	21,055	60,613	56,157

Total property operating revenues	140,894	143,748	423,857	409,308

OPERATING EXPENSES:
Property operating expenses	66,527	58,340	183,736	162,299
Marketing, general and administrative	9,551	8,136	28,508	24,372
Depreciation and amortization	32,777	34,872	101,660	94,510

Total operating expenses	108,855	101,348	313,904	281,181

Operating income	32,039	42,400	109,953	128,127

NON-OPERATING INCOME AND EXPENSES:
Gains on sales of real estate	—	85,512	35,393	85,512
Interest income on mortgage notes and notes receivable (including $1,881, $479, $4,129 and $1,318, respectively from related parties)	6,020	3,818	17,021	9,598
Investment income and other	3,883	6,543	18,289	7,677
Interest:
Expense	(27,531)	(31,982)	(82,736)	(82,807)
Amortization of deferred financing costs	(1,071)	(1,021)	(3,210)	(3,080)
Long-term incentive compensation expense	(2,082)	—	(7,937)	—

Total non-operating income and expenses	(20,781)	62,870	(23,180)	16,900

Income before minority interests, equity in earnings of real estate joint ventures and discontinued operations	11,258	105,270	86,773	145,027
Minority partners’ interests in consolidated partnerships	(3,120)	(3,740)	(11,066)	(11,368)
Limited partners’ minority interest in the operating partnership	(283)	(3,298)	(2,525)	(4,615)
Equity in earnings of real estate joint ventures	678	248	2,889	482

Income before discontinued operations	8,533	98,480	76,071	129,526
Discontinued operations (net of limited partners’ interest):
Income from discontinued operations	—	1,460	819	5,356
Gains on sales of real estate	741	13,615	10,027	13,790

Net income	$9,274	$113,555	$86,917	$148,672

Basic net income per weighted average common share:
Common	$.10	$.20	$.50	$.58
Gains on sales of real estate	—	1.00	.41	1.01
Discontinued operations	.01	.18	.13	.23

Basic net income per common share	$.11	$1.38	$1.04	$1.82

Diluted net income per weighted average common share	$.11	$1.37	$1.04	$1.81

Basic weighted average common shares outstanding	83,353,034	82,544,645	83,212,003	81,847,595
Diluted weighted average common shares outstanding	84,188,161	83,026,184	83,819,317	82,284,475

(see accompanying notes to financial statements)

RECKSON ASSOCIATES REALTY CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Nine Months Ended
	September 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME	$86,917	$148,672
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including discontinued operations)	106,154	100,093
Minority partners’ interests in consolidated partnerships	11,066	11,368
Limited partners’ minority interest in the operating partnership	2,879	5,296
Gains on sales of real estate	(45,747)	(99,764)
Sale of option to acquire joint venture interest	(9,016)	—
Undistributed earnings from real estate joint ventures	(1,636)	(482)
Changes in operating assets and liabilities:
Deferred rents receivable	(13,342)	(26,794)
Prepaid expenses and other assets	1,364	(495)
Tenant receivables	2,386	(589)
Accrued expenses and other liabilities	(21,357)	15,578
Tenant security deposits	(5,302)	(1,545)

Net cash provided by operating activities	114,366	151,338

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Purchases of commercial real estate properties	—	(624,073)
Additions to Note Receivable Investments	(38,730)	(78,659)
Repayments of Notes Receivable Investments	16,990	3,402
Additions to developments in progress	(41,602)	(35,967)
Additions to commercial real estate properties	(49,338)	(55,125)
Payment of deferred leasing costs	(15,996)	(15,590)
Investments in real estate joint ventures	—	(6,221)
Distributions from unconsolidated real estate joint ventures	3,551	—
Additions to furniture, fixtures and equipment	(462)	(615)
Proceeds from sale of option to acquire joint venture interest	9,016	—
Proceeds from sales of real estate	184,484	23,681
Increase in contract and land deposits and pre-acquisition costs	(1,874)	(8,830)

Net cash provided by (used in) investing activities	66,039	(797,997)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from secured borrowings	—	562,601
Principal payments on secured borrowings	(120,712)	(56,733)
Proceeds from issuance of senior unsecured notes, net of issuance costs	272,819	281,750
Payment of loan and equity issuance costs	(830)	(15,559)
Proceeds from unsecured credit facility	157,000	337,000
Principal payments on unsecured credit facility	(371,000)	(341,500)
Proceeds from unsecured bridge facility	—	470,000
Principal payments on unsecured bridge facility	—	(470,000)
Proceeds from unsecured term loan	250,000	—
Principal payments on unsecured term loan	(250,000)	—
Proceeds from issuance of common stock, net of issuance costs, and exercise of stock options	2,677	3,837
Contributions by minority partners in consolidated partnerships	1,878	—
Distributions to minority partners in consolidated partnerships	(12,950)	(8,133)
Distributions to limited partners in the operating partnership	(3,620)	(4,299)
Dividends to common shareholders	(106,763)	(104,643)

Net cash (used in) provided by financing activities	(181,501)	654,321

Net increase (decrease) in cash and cash equivalents	(1,096)	7,662
Cash and cash equivalents at beginning of period	17,468	25,137

Cash and cash equivalents at end of period	$16,372	$32,799

(see accompanying notes to financial statements)

RECKSON ASSOCCIATES REALTY CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006

(Unaudited)

1. ORGANIZATION AND FORMATION OF THE COMPANY

Reckson Associates Realty Corp. (the “Company”) is a self-administered and self managed real estate investment trust (“REIT”) engaged in the ownership, management, operation, acquisition, leasing, financing and development of commercial real estate properties, principally office and to a lesser extent flex properties and also owns land for future development (collectively, the “Properties”) located in New York City and the surrounding tri-state area markets (the “New York Tri-State Markets”).

The Company was incorporated in Maryland in September 1994. In June 1995, the Company completed an initial public offering (the “IPO”) and commenced operations. On August 3, 2006, we entered into an Agreement and Plan of Merger with SL Green Realty Corp. (See Note 13).

The Company became the sole general partner of Reckson Operating Partnership, L.P. (the “Operating Partnership”) by contributing substantially all of the net proceeds of the IPO in exchange for an approximate 73% interest in the Operating Partnership. The remaining 27% interest in the Operating Partnership was owned primarily by investors who contributed properties or interests in properties to the Operating Partnership in exchange for common units of limited partnership interest in the Operating Partnership (“OP Units”). Since the IPO the Company has completed numerous equity transactions and contributed any net proceeds received to the Operating Partnership, thereby increasing its general partnership interest. The Company’s ownership percentage in the Operating Partnership was approximately 96.9% and 96.8% at September 30, 2006 and December 31, 2005, respectively. All properties acquired by the Company are held by or through the Operating Partnership.

2. BASIS OF PRESENTATION

The accompanying interim unaudited financial statements have been prepared by the Company’s management pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate so as not to make the information presented misleading. The unaudited financial statements at September 30, 2006 and for the three and nine month periods ended September 30, 2006 and 2005 include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth herein. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. These financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto included in the Company’s Form 10-K for the year ended December 31, 2005.

The accompanying consolidated financial statements include the consolidated financial position of the Company, the Operating Partnership and the Service Companies (as defined below) at September 30, 2006 and December 31, 2005 and the consolidated results of their operations for the three and nine month periods ended September 30, 2006 and 2005, respectively, and their cash flows for the nine months ended September 30, 2006 and 2005, respectively. The Operating Partnership’s investments in majority owned and controlled real estate joint ventures are reflected in the accompanying financial statements on a consolidated basis with a reduction for the minority partners’ interest. The Operating Partnership’s investments in real estate joint ventures, where it owns less than a controlling interest, are reflected in the accompanying financial statements on the equity method of accounting. The Service Companies, which provide management, development and construction services to the Company, the Operating Partnership and to third parties include Reckson Management Group, Inc., RANY Management Group, Inc., Reckson Construction & Development LLC and Reckson Construction Group New York, Inc. (collectively, the “Service Companies”). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Minority partners’ interests in consolidated partnerships represent a 49% non-affiliated interest in RT Tri-State LLC, owner of a six property suburban office portfolio located within the New York Tri-State Markets, a 40% non-affiliated interest in Omni Partners, L.P., owner of a 579,000 square foot suburban office property (the “Omni Property”), and a 49% non-affiliated interest in Metropolitan 919 3rd Avenue, LLC, owner of the property located at 919 Third Avenue, New York, NY. Limited partners’ minority interest in the Operating Partnership was approximately 3.1% and 3.2% at September 30, 2006 and December 31, 2005, respectively.

At September 30, 2006, the Operating Partnership’s investments in unconsolidated real estate joint ventures consisted of a 30% interest in the 1.4 million square foot Class A office tower located at One Court Square, Long Island City, NY (the “Court Square JV”), a 25% interest in Reckson Australia Operating Company LLC, owner of a 19 suburban office property portfolio, located within the New York Tri-State Markets, containing approximately 2.7 million square feet (the “Australian JV”) and an approximate 5% indirect ownership interest in a 550,000 square foot office condominium in a Class A office tower located at 1166 Avenue of the Americas in New York, NY.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

Real Estate

Land, buildings and improvements, furniture, fixtures and equipment are recorded at cost. Tenant improvements, which are included in buildings and improvements, are also stated at cost. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Renovations and / or replacements, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

Depreciation is computed utilizing the straight-line method over the estimated useful lives of ten to thirty years for buildings and improvements and five to ten years for furniture, fixtures and equipment. Tenant improvements, which are included in buildings and improvements, are amortized on a straight-line basis over the term of the related leases. Depreciation expense for each of the three and nine month periods ended September 30, 2006 and 2005 amounted to approximately $24.4 million, $71.5 million, $24.4 million and $67.7 million, respectively.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on our net income. Should we lengthen the expected useful life of a particular asset, it would be depreciated over more years, and result in less depreciation expense and higher annual net income.

Assessment by us of certain other lease related costs must be made when we have a reason to believe that the tenant will not be able to execute under the term of the lease as originally expected.

On July 1, 2001 and January 1, 2002, we adopted Financial Accounting Standards Board (“FASB”) Statement No.141, “Business Combinations” and FASB Statement No. 142, “Goodwill and Other Intangibles”, respectively (“Statement No.’s 141 and 142”). As part of the acquisition of real estate assets, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and building improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, and value of tenant relationships, based in each case on their fair values.

We allocate a portion of a property’s purchase price to tangible assets including the fair value of the building and building improvements on an as-if-vacant basis and to land determined either by real estate tax assessments, independent appraisals or other relevant data. Additionally, we assess fair value of identified intangible assets and liabilities based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.

Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. If we incorrectly estimate the values at acquisition or the undiscounted cash flows, initial allocation of purchase price and future impairment charges may be different.

Long Lived Assets

We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties and other investments. An investment’s value is impaired only if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the investment is less than the carrying value of the investment. Such assessments consider factors such as cash flows, expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred it will be measured as the excess of the carrying amount of the property over the fair value of the property. These assessments have a direct impact on our net income, as a recognition of an impairment results in an immediate negative adjustment to net income. In determining impairment, if any, we have followed FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“Statement No. 144”). Statement No. 144 did not have an impact on net income. Statement No. 144 only impacts the presentation of the results of operations and gains on sales of real estate assets for those properties sold during the period within the consolidated statements of income.

Cash Equivalents

We consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Tenants’ lease security deposits aggregating approximately $9.0 million and $5.5 million at September 30, 2006 and December 31, 2005, respectively, have been included in cash and cash equivalents on the accompanying balance sheets.

Deferred Costs

Tenant leasing commissions, lease incentives and related costs incurred in connection with leasing tenant space are capitalized and amortized over the life of the related lease. Tenanting costs recorded as tenant improvements are amortized and included in depreciation and amortization expense on our consolidated statements of income. In contrast, tenanting costs recorded as lease incentives are amortized against base rents on our consolidated statements of income.

Loan costs incurred in obtaining financing are capitalized and amortized over the term of the related loan.

Costs incurred in connection with equity offerings are charged to stockholders’ equity when incurred.

Income Taxes

Commencing with its taxable year ended December 31, 1995, the Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its stockholders. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate level income tax on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for the subsequent four taxable years. Even if the Company qualifies as a REIT, the Company may be subject to certain state and local taxes, including tax on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through the Company’s taxable REIT subsidiaries are subject to federal, state and local income taxes.

Revenue Recognition & Accounts Receivable

Minimum rental revenue is recognized on a straight-line basis, which averages minimum rents over the terms of the leases. The excess of rents recognized over amounts contractually due are included in deferred rents receivable on the accompanying balance sheets. Contractually due but unpaid rents are included in tenant receivables on the accompanying balance sheets. Certain lease agreements also provide for reimbursement of real estate taxes, insurance, common area maintenance costs and indexed rental increases, which are recorded on an accrual basis. Ancillary and other property related income is recognized in the period earned.

We make estimates of the collectibility of our accounts receivables related to base rents, tenant escalations and reimbursements and other revenue or income. We specifically analyze tenant receivables and historical bad debts, customer credit worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of our allowance for doubtful accounts. In addition, when tenants are in bankruptcy, we make estimates of the expected recovery of pre-petition administrative and damage claims. In some cases, the ultimate resolution of those claims can exceed a year. These estimates have a direct impact on our net income because a higher bad debt reserve results in less net income.

We incurred approximately $305,000 and $750,000 and $635,000 and $1.7 million of bad debt expense and related costs related to tenant receivables during the three and nine month periods ended September 30, 2006 and 2005, respectively, which accordingly reduced our total revenues and reported net income during those periods.

We record interest income on our investments in notes receivable on the accrual basis of accounting. We do not accrue interest on impaired loans where, in the judgment of management, collection of interest according to the contractual terms is considered doubtful. Among the factors we consider in making an evaluation of the collectibility of interest are: (i) the status of the loan, (ii) the value of the underlying collateral, (iii) the financial condition of the borrower and (iv) anticipated future events.

Reckson Construction & Development LLC and Reckson Construction Group New York, Inc. use the percentage-of-completion method for recording amounts earned on their contracts. This method records amounts earned as revenue in the proportion that actual costs incurred to date bear to the estimate of total costs at contract completion.

Gain on the sale of real estate is recorded when title is conveyed to the buyer, subject to the buyer’s financial commitment being sufficient to provide economic substance to the sale and us having no substantial continuing involvement with the buyer. Additionally, in connection with a sale of real estate, if we retain certain risks in the form of guarantees, the profit recognized on that sale shall be reduced and deferred by the maximum exposure to loss, until such exposure is relieved.

Earnings Per Share

We follow the guidance provided for under FASB Statement No. 128, “Earnings per Share” (“Statement No. 128”) which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. The conversion of OP Units into common stock would not have a significant effect on per share amounts as the OP Units share proportionately with the common stock in the results of the Operating Partnership’s operations.

Stock Options

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“Statement No. 148”). Statement No. 148 amends FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“Statement No. 123”), to provide alternative methods of transition for an entity that voluntarily adopts the fair value recognition method of recording stock option expense.

On December 16, 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“Statement No. 123R”), which is a revision of Statement No. 123. Statement No. 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends FASB Statement No. 95, “Statement of Cash Flows.” Generally, the approach in Statement No. 123R is similar to the approach described in Statement No. 123. However, Statement No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. We adopted Statement No. 123R on January 1, 2006. The adoption of Statement No. 123R did not have a material impact on our consolidated financial statements.

Effective January 1, 2002, we elected to follow Statement No. 123 and use the Black-Scholes option pricing model to estimate the value of stock options granted to employees and continue to use this acceptable option valuation model upon our required adoption of Statement No. 123R on January 1, 2006. Because Statement No. 123R must be applied not only to new awards but to previously granted awards that are not fully vested on the effective date, and because we adopted Statement No. 123 using the prospective transition method (which applied only to awards granted, modified or settled after the adoption date), compensation cost for previously granted awards that were not recognized under Statement No. 123 would be recognized under Statement No. 123R. However, on January 1, 2006, the date we adopted Statement No. 123R, all of the unexercised options outstanding under our stock option plans were fully vested. As a result, no additional expense will be recognized. In addition, had we adopted Statement No. 123R in the prior period, there would be no impact on our consolidated financial statements.

Accumulated Other Comprehensive Income (Loss)

We report comprehensive income or loss in accordance with the provisions of FASB Statement No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting comprehensive income and its components in the financial statements. The components of other comprehensive income (loss) (“OCI”) consist of unrealized gains and losses on derivative instruments.

Derivative Instruments

FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

As required by Statement No. 133, we record all derivatives on our balance sheet at fair value. For effective hedges, depending on the nature of the hedge, changes in the fair value of the derivative will be offset against the corresponding change in fair value of the hedged asset, liability, or firm commitment through earnings or recognized in OCI until the hedged item is recognized in earnings.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in OCI and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.

We do not enter into derivative financial instruments for trading or speculative purposes. However, in the normal course of our business and to help us manage our debt issuances and maturities, we do use derivative financial instruments in the form of cash flow hedges to protect ourselves against potentially rising interest rates.

Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which explains how to identify variable interest entities (“VIEs”) and how to assess whether to consolidate such entities. VIEs are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs which we are involved with must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. The initial determination of whether an entity qualifies as a VIE shall be made as of the date at which a primary beneficiary becomes involved with the entity and reconsidered as of the date of a triggering event, as defined. The provisions of this interpretation are immediately effective for VIEs formed after January 31, 2003. In December 2003, the FASB issued FIN 46R, deferring the effective date until the period ended March 31, 2004 for interests held by public companies in VIEs created before February 1, 2003, which were non-special purpose entities. We adopted FIN 46R during the period ended March 31, 2004 and have determined that our unconsolidated subsidiaries do not represent VIEs pursuant to such interpretation. We will continue to monitor any changes in circumstances relating to certain of our consolidated and unconsolidated joint ventures which could result in a change in our consolidation policy.

Current pronouncements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement No. 157”). Statement No. 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. Statement No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Statement No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. Statement No. 157 is effective in fiscal years beginning after November 15, 2007. We believe that the adoption of this standard on January 1, 2008 will not have a material effect on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), which becomes effective on January 1, 2007. SAB No. 108 provides guidance on the consideration of the effects of prior period misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 provides for the quantification of the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. If a misstatement is material to the current year financial statements, the prior year financial statements should also be corrected, even though such revision was, and continues to be, immaterial to the prior year financial statements. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. Such correction should be made in the current period filings. We are currently evaluating the impact of adopting SAB No. 108.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation, among other things, creates a two step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. De-recognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for de-recognition of tax positions, and it has expanded disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. We are currently evaluating FIN 48 and have not yet determined the impact the adoption will have on our consolidated financial statements.

In June 2005, the FASB ratified the consensus in EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“Issue 04-5”), which provides guidance in determining whether a general partner controls a limited partnership. Issue 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership. The presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights, which provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership. The adoption of Issue 04-5 by us for new or modified limited partnership arrangements is effective June 30, 2005 and for existing limited partnership arrangements effective January 1, 2006. We have evaluated the guidance provided for under Issue 04-5 and have concluded that we are not required to consolidate our current unconsolidated joint venture investments nor do we expect Issue 04-5 to have a material effect on our consolidated financial statements.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (“Statement No. 154”). Statement No. 154, which replaces APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application of changes in accounting principle to prior periods’ financial statements unless it is impracticable to determine the period-specific effects or the cumulative effect of the change. Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We adopted Statement No. 154 on January 1, 2006. The adoption of Statement No. 154 did not have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2005, FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which became effective December 31, 2005. Under FIN 47, a conditional asset retirement obligation (“CARO”) must be recorded if the liability can be reasonably estimated. A CARO is an obligation that is settled at the time an asset is retired or disposed of and for which the timing and/or method of settlement are conditional on future events. We own certain properties that currently have asbestos which under certain conditions must be remediated. As a result of adopting FIN 47, we will increase the value of our recorded tangible assets at the time we recognize the associated conditional retirement obligation.

As a result, during 2005, we recorded approximately $2.0 million which represents the fair value of the CARO related to asbestos removal in tenant spaces. In addition, for certain limited areas of our properties, management is unable to reasonably determine the fair value of potential remediation costs as there is an indeterminate settlement date for the asset retirement obligation because the range of time over which way we may choose to remediate this condition may not be estimated with any level of precision which would lend itself to a meaningful estimate.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

3. MORTGAGE NOTES PAYABLE

On January 6, 2006, we sold two of our suburban office properties: 6800 and 6900 Jericho Turnpike, Jericho, NY to the Australian JV, subject to their mortgage debt of approximately $20.1 million. The Australian JV subsequently pre-paid the mortgage notes with proceeds from a new mortgage financing transaction.

Pursuant to the terms of the mortgage note encumbering the property located at 1350 Avenue of the Americas in New York, NY, the note was prepayable, without penalty, subsequent to March 31, 2006. On March 31, 2006, we satisfied the note and unencumbered the property by repaying the outstanding balance of approximately $71.9 million with proceeds received from property sales and cash-on-hand.

Pursuant to the terms of the mortgage note encumbering the six Landmark Square properties located in Stamford, CT, the note was prepayable prior to its November 1, 2006 maturity date. On September 15, 2006, we satisfied the note and unencumbered the properties by repaying the outstanding balance of approximately $40.6 million with proceeds from a borrowing under our Credit Facility.

At September 30, 2006, we had 11 fixed rate mortgage notes payable with an aggregate outstanding principal amount of approximately $484.2 million. These mortgage notes are secured by properties with an aggregate cost basis at September 30, 2006 of approximately $1.0 billion and which are pledged as collateral against the mortgage notes payable. The mortgage notes bear interest at rates ranging from 5.20% to 8.50%, and mature between 2007 and 2015. The weighted average interest rate on the outstanding mortgage notes payable at September 30, 2006 was approximately 7.0%.

On October 6, 2006, we sold five of our properties to the Australian JV, subject to their mortgage debt of approximately $63.3 million. The Australian JV subsequently prepaid the mortgage note securing one of the properties.

Certain of the mortgage notes payable are guaranteed by the Company and/or certain limited partners in the Operating Partnership. In addition, consistent with customary practices in non-recourse lending, certain non-recourse mortgages may be recourse to the Company under certain limited circumstances including environmental issues and breaches of material representations.

The following table sets forth our mortgage notes payable at September 30, 2006, by scheduled maturity date (dollars in thousands):

	Principal
	Amount	Interest		Amortization
Property	Outstanding	Rate	Maturity Date	Term (Years)
100 Summit Lake Drive, Valhalla, NY	$13,249	8.50%	April, 2007	15
333 Earle Ovington Blvd., Mitchel Field, NY (a)	49,702	7.72%	August, 2007	25
810 Seventh Avenue, NY, NY (b)	76,413	7.73%	August, 2009	25
275 Broadhollow Road, Melville, NY (b)	14,871	7.73%	August, 2009	25
90 Merrick Avenue, East Meadow, NY (b)	18,241	7.73%	August, 2009	25
580 White Plains Road, Tarrytown, NY (c)	11,809	7.86%	September, 2010	25
520 Broadhollow Road, Melville, NY (c)	11,869	5.20%	October, 2010	Interest Only
50 Marcus Avenue, Melville, NY (c)	28,277	5.20%	October, 2010	Interest Only
1660 Walt Whitman Road, Melville, NY (c)	11,386	5.20%	October, 2010	Interest Only
919 Third Avenue, NY, NY (d)	235,901	6.87%	July, 2011	30
711 Westchester Avenue, White Plains, NY	12,525	5.36%	January, 2015	30(e)

Total / Weighted average	$484,243	7.00%

(a)          At September 30, 2006, we had a 60% general partnership interest in this property and our proportionate share of the aggregate principal amount of the mortgage was approximately $29.8 million.

(b)         These mortgages are cross-collateralized.

(c)          The properties secured by these mortgages were sold to the Australian JV in October 2006. The Australian JV subsequently prepaid the mortgage note securing the property located at 580 White Plains Road.

(d)         We have a 51% membership interest in this property and our proportionate share of the aggregate principal amount of the mortgage is approximately $120.3 million.

(e)          This mortgage note is interest only through January 2007 and then amortizes over a 30-year period.

Scheduled principal repayments to be made during the next five years and thereafter, for mortgage notes payable outstanding at September 30, 2006, are as follows (in thousands):

	Principal	Due at
	Amortization	Maturity	Total

2006	$2,356	$—	$2,356
2007	8,406	60,642	69,048
2008	7,370	—	7,370
2009	6,774	100,254	107,028
2010	4,665	62,105	66,770
Thereafter	3,236	228,435	231,671

	$32,807	$451,436	$484,243

At September 30, 2006, our unconsolidated joint ventures had total indebtedness of approximately $841.6 million, which was comprised of $35.0 million of floating rate unsecured debt and approximately $806.6 million of fixed rate mortgage indebtedness with a weighted average interest rate of approximately 5.5% and a weighted average maturity of approximately 8.9 years. Our aggregate pro-rata share of the unconsolidated joint venture debt was approximately $181.9 million.

4. SENIOR UNSECURED NOTES

During March 2006, the Operating Partnership issued $275.0 million aggregate principal amount of ten-year 6.00% senior unsecured notes. Interest on the notes will be payable semi-annually on May 15 and November 15, commencing May 15, 2006. Prior to the issuance of these notes, we entered into an anticipatory interest rate hedge instrument to protect ourselves against potentially rising interest rates. At the time the notes were issued, this instrument was settled and we received a net benefit of approximately $490,000. Such benefit has been recorded to OCI and is being amortized as a yield adjustment to the fixed rate notes. The net proceeds from the offering, after the underwriter’s discounts and expenses, were approximately $272.5 million and were used for the repayment of amounts outstanding under our term loan. (See Note 5)

At September 30, 2006, the Operating Partnership had outstanding approximately $1.26 billion (net of unamortized issuance discounts) of senior unsecured notes (the “Senior Unsecured Notes”). The following table sets forth the Operating Partnership’s Senior Unsecured Notes and other related disclosures by scheduled maturity date (dollars in thousands):

	Face	Coupon	Term
Issuance	Amount	Rate	(in Years)	Maturity

June 17, 2002	$50,000	6.00%	5	June 15, 2007
August 27, 1997	150,000	7.20%	10	August 28, 2007
March 26, 1999	200,000	7.75%	10	March 15, 2009
January 22, 2004	150,000	5.15%	7	January 15, 2011
August 13, 2004	150,000	5.875%	10	August 15, 2014
March 31, 2006	275,000	6.00%	10	March 31, 2016
June 27, 2005	287,500	4.00%	20	June 15, 2025	(a)

	$1,262,500

(a)          Exchangable senior debentures which are callable after June 17, 2010 at 100% of par. In addition, the debentures can be put to us, at the option of the holder at par, on June 15, 2010, 2015 and 2020 and upon the occurrence of certain change of control transactions (including the Merger as discussed in Note 13).

Interest on the Senior Unsecured Notes is payable semiannually with principal and unpaid interest due on the scheduled maturity dates. In addition, certain of the Senior Unsecured Notes were issued at discounts aggregating approximately $8.6 million. Such discounts are being amortized to interest expense over the term of the Senior Unsecured Notes to which they relate. Through September 30, 2006, approximately $1.2 million of the aggregate discounts have been amortized.

5. UNSECURED CREDIT FACILITY AND TERM LOAN

We currently maintain our $500 million Credit Facility with JPMorgan Chase Bank, as administrative agent, Wells Fargo Bank, National Association as syndication agent and Citicorp, North America, Inc. and Wachovia Bank, National Association as co-documentation agents. The Credit Facility matures in August 2008, provides for a one-year extension subject to a fee of 25 basis points and, upon receiving additional lender commitments, for an increase to the maximum revolving credit amount to $750 million. The Credit Facility has a competitive bid feature, which allows us to solicit bids from lenders under the Credit Facility to borrow up to 50% of the maximum revolving credit amount at interest rates less than the current LIBOR plus 80 basis point spread. In addition, the Credit Facility carries a facility fee of 20 basis points per annum. In the event of a change in the Operating Partnership’s senior unsecured credit ratings, the interest rates and facility fee are subject to change. At September 30, 2006, the outstanding borrowings under the Credit Facility aggregated $205.0 million and carried a weighted average interest rate of 6.07% per annum.

We utilize the Credit Facility primarily to finance real estate investments, fund our real estate development activities and for working capital purposes. At September 30, 2006, we had availability under the Credit Facility to borrow approximately an additional $294.9 million, subject to compliance with certain financial covenants. Such amount is net of approximately $100,000 in an outstanding undrawn standby letter of credit, which is issued under the Credit Facility.

In connection with the acquisition of certain properties, contributing partners of such properties have provided guarantees on certain of our indebtedness. As a result, we maintain certain minimum outstanding balances on our Credit Facility.

On January 13, 2006, we obtained a $250.0 million term loan (the “Term Loan”) from Goldman Sachs Mortgage Company. The Term Loan was for an initial period of three months and had terms, including interest rates and financial covenants, substantially similar to our Credit Facility. Proceeds from the Term Loan were used to repay outstanding borrowings under our Credit Facility. On March 31, 2006, in conjunction with net proceeds received from the issuance of Senior Unsecured Notes, we repaid the entire amount outstanding under the Term Loan. As a result, the Term Loan has been retired and is no longer available for borrowings thereunder.

6. COMMERCIAL REAL ESTATE INVESTMENTS

In May 2005, we acquired a 1.4 million square foot, 50-story, Class A office tower located at One Court Square, Long Island City, NY. On November 30, 2005, we sold a 70% joint venture interest in One Court Square to certain institutional funds advised by JPMorgan Investment Management (the “JPM Investor”). The operating agreement of the Court Square JV requires approvals from members on certain decisions including annual budgets, sale of the property, refinancing of the property’s mortgage debt and material renovations to the property. In addition, after September 20, 2009 the members each have the right to recommend the sale of the property, subject to the terms of the mortgage debt, and to dissolve the Court Square JV. We have evaluated the impact of FIN 46R on our accounting for the Court Square JV and have concluded that the Court Square JV is not a VIE. We account for the Court Square JV under the equity method of accounting. We have also evaluated and determined that under Issue 04-5 the JPM Investor has substantive participating rights in the ordinary course of the Court Square JV’s business. In accordance with the equity method of accounting, our proportionate share of the Court Square JV income was approximately $45,000 and $155,000 for the three and nine months ended September 30, 2006, respectively.

On August 18, 2005, we entered into (i) an underwriting agreement relating to the public offering in Australia of approximately $263.0 million (approximately US$202.0 million) of units (“LPT Units”) in a newly-formed Reckson-sponsored Australian listed property trust, Reckson New York Property Trust (“Reckson LPT”), a newly-formed listed property trust which is traded on the Australian Stock Exchange and (ii) contribution and sale agreements pursuant to which, among other things, we agreed to transfer 25 of our properties for an aggregate purchase price of approximately $563.0 million and containing an aggregate of 3.4 million square feet, in three separate tranches, to the Australian JV in exchange for a 25% interest in the Australian JV and approximately $502.0 million in cash (inclusive of proceeds from mortgage debt to be assumed by the Australian JV). On September 21, 2005, Reckson LPT completed its public offering and the closing of the first of three tranches (“Tranche I”) of this transaction.

In connection with the Tranche I closing, the Australian JV acquired from us 17 of our suburban office properties containing approximately 2.0 million square feet for approximately $367.0 million (including the assumption of approximately $196.1 million in mortgage debt which had been incurred by us in August 2005). In return, we received a 25% interest in the Australian JV and approximately $128.1 million in cash resulting in an aggregate gain of approximately $103.6 million. As discussed below relating to certain guarantees we have made, approximately $18 million of the aggregate gain has been deferred to future periods pursuant to Statement No. 66 to coincide with the release of the guarantees. As a result, gains on sales of real estate reported in 2005, related to theTranche I closing was approximately $82.7 million, net of limited partners’ minority interest. Approximately $22.0 million of the cash received was used to repay certain of our secured mortgage indebtedness on September 30, 2005 and approximately $105.7 million of the cash received was used to establish an escrow account with a qualified intermediary for a future exchange of real property pursuant to Section 1031 of the Code (a “Section 1031 Exchange”). A Section 1031 Exchange allows for the deferral of taxes related to the gain attributable to the sale of property if a qualified replacement property is identified within 45 days and such qualified replacement property is acquired within 180 days from the initial sale. On October 7, 2005 we acquired a qualified replacement property for purposes of this Section 1031 Exchange and thereby deferred a portion of the tax gain from the Tranche I sale.

In connection with the foregoing, on September 21, 2005, Reckson Australia Holdings LLC (“Reckson Holdings”), a wholly-owned subsidiary of the Operating Partnership, and Reckson Australia LPT Corporation (“LPT REIT”), a U.S. real estate investment trust which is wholly-owned by Reckson LPT, entered into the Amended and Restated Limited Liability Company Agreement governing the Australian JV (the “Operating Agreement”). Pursuant to the Operating Agreement, LPT REIT holds a 75% interest in, and acts as the managing member for, the Australian JV, and Reckson Holdings holds a 25% non-managing member interest therein. The Operating Agreement provides that, if at any time additional capital contributions are made to the Australian JV, Reckson Holdings will have a right to make additional capital contributions up to an amount necessary to maintain its 25% interest therein on the same terms and conditions as such other capital contributions.

As the managing member of the Australian JV, LPT REIT has the sole responsibility for managing its business and affairs on a day-to-day basis, other than with respect to certain identified “major decisions,” including but not limited to a merger or consolidation involving the Australian JV, a disposition of all or substantially all of its assets, or the liquidation or dissolution of the Australian JV. Such major decisions require the prior written consent of a majority of the non-managing members. As a result of the foregoing, we are accounting for our 25% non-managing member interest in the Australian JV under the equity method of accounting. In accordance with the equity method of accounting, our proportionate share of the Australian JV’s income was approximately $516,000 and $2.4 million for the three and nine months ended September 30, 2006, respectively.

On January 6, 2006, Reckson LPT completed the second Tranche of this transaction (“Tranche II”) whereby the Australian JV acquired three of our suburban office properties: 6800 and 6900 Jericho Turnpike, Syosset, NY and 710 Bridgeport Avenue, Shelton, CT, (the “Tranche II Properties”) aggregating approximately 761,000 square feet for approximately $84.6 million, including the assignment of approximately $20.1 million of mortgage debt and approximately $64.5 million in cash. As a result, gains on sales of real estate related to Tranche II is approximately $34.3 million, net of limited partners’ minority interest. Approximately $25.1 million of sales proceeds was used to establish an escrow account for the purpose of a future Section 1031 Exchange. During May 2006, we terminated the Section 1031 Exchange and received the sales proceeds previously held by the qualified intermediary, including accrued interest. Such proceeds were used to repay outstanding borrowings under our Credit Facility. The balance of the cash proceeds, received at the time of the sale was used to fund our development activities and for general corporate purposes. For federal income tax purposes, we recognized a tax gain of approximately $26.7 million. We do not anticipate that such tax gain will require us to distribute more than our regular quarterly distribution in order to satisfy the distribution requirements necessary to qualify as a REIT.

The Tranche III closing (“Tranche III”), consisting of five of our suburban office properties valued at approximately $111.8 million, closed on October 6, 2006. The “Tranche III Properties” aggregated approximately 623,000 square feet and consisted of: 520 Broadhollow Road, 50 Marcus Avenue, 1660 Walt Whitman Road, all of which are located in Melville, NY, 580 White Plains Road, Tarrytown, NY and 300 Executive Park Drive, West Orange, NJ. Proceeds from the Tranche III closing included the assignment of approximately $63.3 million of mortgage debt, additional equity in the Australian JV of approximately $18.3 million and cash of approximately $30.2 million. Net cash proceeds received were used to repay outstanding borrowings under our Credit Facility and for general corporate purposes.

Our Service Companies provide asset management, property management, leasing, construction and other services to the Australian JV. Affiliates of ours are entitled to transaction fees and ongoing fees for providing services to the Australian JV. During January 2006, in connection with the Tranche II closing we earned and received approximately $819,000 in transaction related fees. Also, during the three and nine months ended September 30, 2006 we earned and received approximately $1.1 million and $3.5 million, respectively of ongoing service related fees. Such amounts are included in investment income and other on our consolidated statements of income. In addition, we also formed Reckson Australia Management Limited (“RAML”), a wholly owned subsidiary, that will manage Reckson LPT and serve as its “Responsible Entity”. The Responsible Entity will be managed by a six member board that includes three independent directors domiciled in Australia and three of the Company’s executive officers. To address and mitigate any potential conflicts of interest with Reckson LPT or its affiliates the Company has adopted the following policies: (i) all transactions between the Company and Reckson LPT or its affiliates shall require the approval of a majority of the independent directors of both the Company and Reckson LPT, (ii) executive officers and directors of the Company are prohibited from owning equity in Reckson LPT, and (iii) the adoption of an express policy which mandates that property services and leasing decisions shall be made without regard to the Company’s percentage ownership of any property.

Under the Operating Agreement, Reckson Holdings will have the right, beginning September 21, 2007, to require LPT REIT to redeem all or a portion of Reckson Holdings’ membership interest in the Australian JV for cash or, at LPT REIT’s option, shares of LPT REIT’s common stock (which may be exchanged for LPT Units) on a one-for-one basis. Reckson Holdings also has the right to cause the liquidation of the Australian JV in the event that RAML is replaced as Reckson LPT’s Responsible Entity. In addition, the Operating Agreement contains a right of first refusal granting Reckson Holdings the right to acquire any asset of the Australian JV, at fair market value, in the event of an attempted sale of such asset or the exercise of Reckson Holdings’ right to liquidate the Australian JV.

In connection with the Tranche I closing, on September 21, 2005, the Company, the Australian JV and LPT REIT entered into an Option Agreement (the “Option Agreement”) pursuant to which we granted the Australian JV options to acquire ten additional properties from the Operating Partnership over a two year period, beginning January 1, 2006. The properties contain an aggregate of approximately 1.2 million square feet and will be priced based on the fair market value of the properties at the time the option is exercised. The Option Agreement contains a right of first refusal granting the Australian JV the right to acquire any option property from Reckson in the event we receive, and are amenable to, an offer from a third party to purchase such option property. The Option Agreement will terminate under certain circumstances.

In connection with the mortgage indebtedness securing nine of the Tranche I properties, which were transferred to the Australian JV on September 21, 2005, and three of the Tranche III properties which were transferred to the Australian JV on October 6, 2006, we have guaranteed to the lender certain customary non-recourse carve-outs, as well as certain obligations relating to the potential termination of a number of leases at four of these properties. We have also guaranteed to the lender certain capital requirements related to these properties. We will be relieved of the customary non-recourse carve-outs and capital requirements upon transfer of the respective properties to the Australian JV and the Australian JV meeting a net worth test of at least $100.0 million. We will be relieved of all but two of the lease related obligations upon transfer of the respective properties to the Australian JV and the Australian JV meeting a net worth test of at least $200.0 million. The Australian JV has agreed to indemnify us for any loss, cost or damage it may incur pursuant to our guaranty of these obligations. The Australian JV has met the $100.0 million net worth threshold and there remain approximately $18 million of aggregate guarantees outstanding.

In accordance with FASB Statement No. 144, the assets and liabilities of the properties transferred and to be transferred, excluding the option properties, to the Australian JV are classified as held for sale on our consolidated balance sheets, for all periods presented.

During September 2005, we entered into a letter of intent with an entity owned by the owner of the New York Islanders professional hockey team to enter into a 50 / 50 joint venture to potentially develop over five million square feet of office, residential, retail and hotel space located on 77 acres in the Mitchel Field, Long Island sub-market in and around Nassau County’s Veterans Memorial Coliseum where we are currently the largest owner of office properties. In March 2006, the joint venture was selected by the County Executive for the development of the 77 acre site. In May 2006, the County Executive and the joint venture entered into a memorandum of understanding for the development of the site. In September 2006, the term of the memorandum of understanding was extended through December 29, 2006. There can be no assurances that a definitive agreement will be executed with Nassau County prior to the expirations of the term of the memorandum of understanding or at any time thereafter. The development will also be subject to certain conditions and governmental approvals, including legislative, zoning and other customary approvals. In addition, there can be no assurances that we will enter into the aforementioned joint venture, that all applicable conditions will be satisfied or that all required approvals can be obtained.

On March 7, 2006, we sold our 354,000 square foot office building in Orlando, Florida for aggregate consideration of approximately $70.0 million which resulted in a gain of approximately $9.3 million, net of limited partners’ minority interest. Such gain is reflected as a component of discontinued operations on our consolidated statements of income. This non-core real estate holding was acquired in May 1999 in connection with our initial New York City portfolio acquisition. Net proceeds from the sale were used to establish an escrow account with a qualified intermediary for a future Section 1031 Exchange. During May 2006 we terminated the Section 1031 Exchange and received the sales proceeds previously held by the qualified intermediary, including accrued interest. Such proceeds were used to repay outstanding borrowings under our Credit Facility. For federal income tax purposes, we recognized a tax gain of approximately $5.2 million. We do not anticipate that such tax gain will require us to distribute more than our regular quarterly distribution in order to satisfy the distribution requirements necessary to qualify as a REIT.

On March 31, 2006, we sold a 161,000 square foot office building located in Westchester County for $35.3 million. Sales proceeds received were used for the repayment of the mortgage note encumbering the property located at 1350 Avenue of the Americas in New York, NY. This non-core real estate holding was acquired in December 2005 as part of a 14 office property portfolio acquisition.

On March 31, 2006, a group of institutional investors led by JPMorgan Investment Management, our joint venture partner in the Court Square JV and the property located at 919 Third Avenue, NY, purchased our option to acquire the existing minority partners’ 40% partnership interest in the Omni Property for net proceeds of approximately $9.0 million. Such proceeds have been included in investment income and other on our consolidated statements of income. In connection with this transaction, the original minority partner repaid to us approximately $22.1 million representing amounts due under a note receivable which was secured by their interest in the Omni Property. Such aggregate proceeds to us of approximately $31.2 million were used for the repayment of the mortgage note encumbering the property located at 1350 Avenue of the Americas in New York, NY.

As of September 30, 2006, we owned and operated 93 office properties (inclusive of twenty-six office properties owned through joint ventures) comprising approximately 19.3 million square feet and eight flex properties (inclusive of two flex properties owned through joint ventures) comprising approximately 863,000 square feet located in the New York Tri-State Markets.

We also own certain land parcels throughout our markets in the New York Tri-State Markets (the “Development Parcels”). During July 2005, we commenced the ground-up development on one of the Development Parcels of a 37,000 square foot Class A retail property located within our existing six building Landmark Square office park in Stamford, Connecticut. In August 2005, we recommenced the ground-up development of one of the Development Parcels of a 313,000 square foot Class A office building located within our existing three building office park located in Princeton, NJ. One of our Development Parcels, aggregating approximately 4.1 acres was sold in September 2006 for aggregate consideration of $2.0 million. As a result, we recognized a gain on sales of real estate of approximately $741,000, net of limited partners’ minority interest. Excluding the foregoing, at September 30, 2006 our inventory of Development Parcels aggregated approximately 305 acres of land in 9 separate parcels in which we had invested approximately $127.3 million.

Management has made subjective assessments as to the value and recoverability of our investments in the Development Parcels based on current and proposed development plans, market comparable land values and alternative use values. Based on these assessments, we believe there is no impairment to the carrying value of the Development Parcels.

Discontinued Operations

At September 30, 2006, we had identified five of our operating properties as held for sale in accordance with Statement No. 144. We have classified the assets and liabilities for these properties at September 30, 2006 and December 31, 2005 on our consolidated balance sheets as held for sale. In addition, as we will have a continuing interest in the operations of the five properties, we have excluded their results of operations, for all periods presented, from discontinued operations on our consolidated statements of income.

In addition, during the nine month period ended September 30, 2006 we sold five of our operating properties and one parcel of land. We have classified the assets and liabilities for these properties and parcel of land at December 31, 2005 on our consolidated balance sheet as held for sale. In addition, we have classified their results of operations, for all periods presented, and gains from their sales, as discontinued operations on our consolidated statements of income.

The following table sets forth those assets and liabilities classified on our balances sheets as held for sale (in thousands):

	September 30, 2006		December 31, 2005
	Assets	Liabilities	Assets	Liabilities

Properties held for sale at September 30, 2006:
The Australian JV Tranche III Properties	$68,249	$63,733	$66,558	$64,015
Properties sold during 2006:
The Australian JV Tranche II Properties	—	—	35,182	20,311
One operating property located in Westchester County, New York	—	—	31,977	190
One Orlando Centre located in Orlando, Florida	—	—	59,457	56
Land parcel located in Bohemia, New York	—	—	1,123	—

Totals	$68,249	$63,733	$194,297	$84,572

The following table sets forth the income from discontinued operations and the related net gains on sales of real estate for those properties sold during the respective periods presented (in thousands and net of minority and limited partners interests):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Income from discontinued operations:
310 / 333 East Shore Road, Great Neck, New York	$—	$104	$—	$371
48 Harbor Park Drive, Port Washington, New York	—	85	—	219
100 Wall Street, New York, New York	—	1,249	—	4,083
One Orlando Centre located in Orlando, Florida	—	22	375	683
One operating property located in Westchester County, New York	—	—	444	—

Total income (loss) from discontinued operations	—	1,460	819	5,356
Gains on sales of real estate:
One Orlando Centre located in Orlando, Florida	—	—	9,286	—
Land parcel located in Bohemia, New York	741	—	741	—
Land parcel located in Hauppauge, New York	—	—	—	175
310 East Shore Road, Great Neck, New York	—	13,615	—	13,615

Total discontinued operations	$741	$15,075	$10,846	$19,146

Note Receivable Investments

On July 27, 2006, we advanced $20.0 million under a loan agreement which is secured by certain pledges of project income and ownership interests and a personal guarantee of an affiliate of the borrower. This loan matures in August 2009 and bears interest at 15% per annum (10% annual pay rate and 5% monthly compounded deferred rate). The loan is pre-payable at any time with yield maintenance through August 1, 2007 if pre-paid prior to August 2007. This investment was funded through a borrowing under our Credit Facility.

On August 10, 2006, we advanced $10.0 million under a loan agreement which is secured by certain pledges of project income and ownership interests and a personal guarantee of an affiliate of the borrower. This loan matures in August 2009 and bears interest at 15% per annum (10% annual pay rate and 5% monthly compounded deferred rate). The loan is pre-payable at any time with yield maintenance through August 15, 2007 if pre-paid prior to such date. This investment was funded through a borrowing under our Credit Facility.

At September 30, 2006, we had invested approximately $123.4 million in mezzanine loans and approximately $70.9 million in other loan investments (collectively, the “Note Receivable Investments”). In general these investments are secured by a pledge of either a direct or indirect ownership interest in the underlying real estate or leasehold, a first mortgage, other guaranties, pledges and assurances.

The following table sets forth the terms of the mezzanine loans at September 30, 2006 (in thousands):

Property	Amount	Interest Rate	Funding	Maturity

Long Island office portfolio	$8,031	9.00%	Mar., 2005	Apr., 2010	(a)
Long Island office portfolio	20,356	9.00%	Mar., 2005	Apr., 2012	(a)
72 Madison Avenue, NY, NY (b)	10,000	20.00%	Oct., 2005	Oct., 2007
1166 Avenue of the Americas, NY, NY (c)	25,000	17.50%	Nov., 2005	Nov., 2009
100 Wall Street, NY, NY	30,000	15.00%	Dec., 2005	Dec., 2007
221 Main Street, White Plains, NY	20,000	15.00%	Jul., 2006	Aug., 2009
175 Huguenot Street, New Rochelle, NY	10,000	15.00%	Aug., 2006	Aug., 2009
	$123,387

(a)	Prepayable without penalty.

(b)

In addition to this mortgage loan, Reckson Construction and Development, LLC (“RCD”) entered into a development agreement with the owner of the property to perform certain predevelopment, development and / or other services with respect to the property. In exchange for its services, RCD will receive a development fee of $2.0 million which is payable in equal monthly installments over a two-year period which commenced during October 2005.

(c)	Junior mezzanine loan secured by interests in a 550,000 square foot condominium interest.

In May 2005 we funded $55.3 million under an $85.0 million participating loan investment which is secured by an indirect interest in a 550,000 square foot condominium in a Class A office tower located at 1166 Avenue of the Americas, New York, NY. The loan accrues interest compounded at 9.0% and pays interest at an annual rate of 6.0% through March 2010, 8.5% thereafter through March 2015 and 11.0% thereafter through maturity in 2020. The loan is pre-payable only under certain circumstances and, in any case, not before 2009. Upon a capital event related to the indirect interest in the property which secures the loan, we are entitled to participate in 30% of the net proceeds derived from such capital event.

On March 30, 2006, we advanced approximately $14.2 million under three separate loan agreements which are secured by certain flex properties, aggregating approximately 450,000 square feet, located in Nassau County, Long Island and in part by a personal guarantee of an affiliate of the borrower. These loans have an initial weighted average interest rate of 15.3% and mature on April 1, 2008. In addition, the loans are not prepayable, without penalty, prior to October 1, 2007.

At September 30, 2006, we held one other note receivable, which aggregated $1.0 million and carried an interest rate of 10.50% per annum. This note receivable matures on January 31, 2010 and is secured in part by a minority partner’s preferred unit interest in the Operating Partnership.

The following table sets forth the terms of our other loan investments at September 30, 2006 (in thousands):

Property	Amount	Interest Rate	Funding	Maturity

NYC Class A office condominium interest	$55,250	9.00%	May, 2005	Dec., 2020
Flex property located in Nassau County, Long Island	14,188	15.29%	Mar., 2006	Apr., 2008
Other	1,000	10.50%	Oct., 2004	Jan., 2010
Other	500	5.35%	Dec., 2004	Dec., 2009
	$70,938

As of September 30, 2006, management has made subjective assessments as to the underlying security value on the Note Receivable Investments. Based on these assessments, we believe there is no impairment to their carrying value.

7. STOCKHOLDERS’ EQUITY

Basic net income per share on the Company’s common stock was calculated using the weighted average number of shares outstanding of 83,353,034 and 82,544,645 for the three months ended September 30, 2006 and 2005, respectively, and 83,212,003 and 81,847,595 for the nine months ended September 30, 2006 and 2005, respectively.

The following table sets forth our reconciliation of numerators and denominators of the basic and diluted net income per weighted average common share and the computation of basic and diluted net income per weighted average share for the Company’s common stock (in thousands except for earnings per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Numerator:
Income before discontinued operations	$8,533	$98,480	$76,071	$129,526
Discontinued operations (net of share applicable to limited partners)	741	15,075	10,846	19,146
Numerator for basic and diluted earnings per common share	$9,274	$113,555	$86,917	$148,672
Denominator:
Denominator for basic earnings per share – weighted average common shares	83,353	82,545	83,212	81,848
Effect of dilutive securities:
Exchangeable senior debentures	356	—	110	—
Common stock equivalents	479	481	497	436
Denominator for diluted earnings per common share – adjusted weighted average shares and assumed conversions	84,188	83,026	83,819	82,284
Basic earnings per weighted average common share:
Income from continuing operations	$.10	$.20	$.50	$.58
Gains on sales of real estate	—	1.00	.41	1.01
Discontinued operations	.01	.18	.13	.23
Net income per common share	$.11	$1.38	$1.04	$1.82
Diluted earnings per weighted average common share:
Income from continuing operations	$.10	$.19	$.50	$.57
Gains on sales of real estate	—	1.00	.41	1.01
Discontinued operations	.01	.18	.13	.23
Net income per common share	$.11	$1.37	$1.04	$1.81

In calculating diluted net income per weighted average common share, the Company takes into consideration any security that may be potentially dilutive with respect to its common stock. For all periods presented, securities considered to be potentially dilutive include, to the extent outstanding, stock option grants and convertible debentures. OP Units have a distribution rate equivalent to a share of common stock and are convertible into common stock on a one for one basis. As such, OP Units are not dilutive with respect to the common stock.

A Class A OP Unit and a share of common stock have similar economic characteristics as they effectively share equally in the net income or loss and distributions of the Operating Partnership. As of September 30, 2006, the Operating Partnership had issued and outstanding 1,499,857 Class A OP Units and 274,850 Class C OP Units. The Class A OP Units and the Company’s common stock currently receive a quarterly distribution of $0.4246 per unit/share. The Class C OP Units were issued in August 2003 in connection with the contribution of real property to the Operating Partnership and currently receive a quarterly distribution of $0.4664 per unit. Subject to certain holding periods, OP Units may either be redeemed for cash or, at the election of the Company, exchanged for shares of common stock on a one-for-one basis.

During June 2005, the Operating Partnership issued $287.5 million aggregate principal amount of 4.00% exchangeable senior debentures due June 15, 2025. The debentures were issued at 98% of par and are exchangeable for shares of common stock of the Company on or after June 15, 2024 at an initial exchange rate of 24.6124 common shares per $1,000 of principal amount of debentures. The debentures are also exchangeable: (i) if the market price of our common stock over a specified period of time is more than 125% of the exchange price per share then in effect; (ii) if the trading price of the debentures over a specified period of time is less than 98% of the product of the closing price of our shares multiplied by the applicable exchange rate; (iii) during a specified period of time, for any debentures that have been called for redemption; (iv) under certain circumstances, upon the occurrence of a distribution to holders of our shares of (a) rights to purchase our common stock at a price below the market price of our shares or (b) assets, debt securities or rights to purchase our securities or securities of the Operating Partnership that have a per share value exceeding 10% of the market price of our shares; (v) if our common stock is not listed on a national or regional securities exchange or quoted on NASDAQ for 30 consecutive trading days; or (vi) if the Operating Partnership or the Company is party to a consolidation, merger or binding share exchange pursuant to which all of the Company’s common stock would be exchanged for cash, securities or other property.

The initial exchange price of $40.63 represents a premium of approximately 25% to the closing price of the Company’s common stock on the issuance date of $32.50 per share. If exchanged in accordance with their terms, the debentures will be settled in cash up to their principal amount and any remaining exchange value will be settled, at our option, in cash, the Company’s common stock or a combination thereof. In accordance with the exchange rate terms of the debentures the Company has reserved approximately 8.8 million shares of its authorized common stock, $.01 par value, for potential future issuance upon the exchange of the debentures. Such amount is based on an exchange rate of 30.7692 common shares per $1,000 of principal amount of debentures. Although we have reserved these shares pursuant to the exchange rate terms, we believe the issuance of our shares, if any, would be significantly less than 8.8 million shares. The debentures are guaranteed by the Company. We have the option to redeem the debentures beginning June 18, 2010 for the principal amount plus accrued and unpaid interest. Holders of the debentures have the right to require us to repurchase their debentures at 100% of the principal amount thereof plus accrued and unpaid interest on June 15, 2010, June 15, 2015 and June 15, 2020 or, in the event of certain change in control transactions (including the Merger as discussed in Note 13), prior to June 15, 2010.

The limited partners’ minority interest in the Operating Partnership (“Limited Partner Equity”), which is reflected on the accompanying balance sheets, is reported at an amount equal to the limited partners’ ownership percentage of the net equity of the Operating Partnership at the end of the reporting period. The Limited Partner Equity is adjusted at the end of the period to reflect the ownership percentages at that time. The Limited Partner Equity was approximately 3.1% and 3.2% at September 30, 2006 and December 31, 2005, respectively.

During the three month period ended September 30, 2006, certain limited partners in the Operating Partnership exchanged 46,276 OP Units and 181,771 Class C OP Units for an equal number of shares of the Company’s common stock.

The Board of Directors of the Company initially authorized the purchase of up to 5.0 million shares of the Company’s common stock. Transactions conducted on the New York Stock Exchange have been, and will continue to be, effectuated in accordance with the safe harbor provisions of the Securities Exchange Act of 1934 and may be terminated by the Company at any time. Since the Board’s initial authorization, the Company has purchased 3,318,600 shares of its common stock for an aggregate purchase price of approximately $71.3 million. In June 2006, the Board of Directors authorized the re-institution of the Company’s common stock repurchase program, which had been inactive since March 2003. Subject to the restrictive covenants contained in the Merger Agreement (see Note 13), the Company may repurchase up to an aggregate of 5.0 million shares of its common stock under the re-instituted plan.

The Operating Partnership has issued and outstanding 1,200 preferred units of limited partnership interest with a liquidation preference value of $1,000 per unit and a stated distribution rate of 7.0%, which is subject to reduction based upon terms of their initial issuance (the “Preferred Units”). The terms of the Preferred Units provide for this reduction in distribution rate in order to address the effect of certain mortgages with above market interest rates which were assumed by the Operating Partnership in connection with properties contributed to the Operating Partnership in 1998. As a result of the aforementioned reduction, there are currently no distributions being made on the Preferred Units.

In July 2002, as a result of certain provisions of the Sarbanes-Oxley Act of 2002, we discontinued the use of stock loans in our Long Term Incentive Programs (“LTIP”). In connection with LTIP grants made prior to the enactment of the Sarbanes-Oxley Act of 2002, we currently have stock loans outstanding to certain executive officers which were used to purchase 385,000 shares of our common stock. The stock loans were priced at the market prices of our common stock at the time of issuance, bear interest at the mid-term Applicable Federal Rate and are secured by the shares purchased. Such stock loans (including accrued interest) are scheduled to vest and be ratably forgiven each year on the anniversary of the grant date based upon initial vesting periods ranging from seven to ten years. Such forgiveness is based on continued service and in part on the Company attaining certain annual performance measures. These stock loans had an initial aggregate weighted average vesting period of approximately nine years. As of September 30, 2006, there remains 139,000 shares of common stock subject to the original stock loans which are anticipated to vest between 2007 and 2011. Approximately $640,000 and $2.1 million and $582,000 and $1.7 million of compensation expense (inclusive of cash payments in respect of taxes payable by the borrower resulting from such forgiveness) was recorded for the three and nine month periods ended September 30, 2006 and 2005, respectively, related to these loans. Such amounts have been included in marketing, general and administrative expenses on the accompanying consolidated statements of income.

The outstanding stock loan balances due from executive officers aggregated approximately $2.9 million and $3.8 million at September 30, 2006 and December 31, 2005, respectively, and have been included as a reduction of additional paid in capital on the accompanying consolidated balance sheets. Other outstanding loans to executive and senior officers at September 30, 2006 and December 31, 2005 amounted to approximately $1.2 million and $2.5 million, respectively, and are included in investments in affiliate loans and joint ventures on the accompanying consolidated balance sheets and are primarily related to tax payment advances on stock compensation awards and life insurance contracts made to certain executive and non-executive officers.

In November 2002 and March 2003, an award of rights was granted to certain executive officers of the Company (the “2002 Rights” and “2003 Rights”, respectively, and collectively, the “Rights”). Each Right represents the right to receive, upon vesting, one share of common stock if shares are then available for grant under one of the Company’s stock option plans or, if shares are not so available, an amount of cash equivalent to the value of such stock on the vesting date. The 2002 Rights vest in four equal annual installments beginning on November 14, 2003 (and shall be fully vested on November 14, 2006). The 2003 Rights were earned on March 13, 2005 and vest in three equal annual installments beginning on March 13, 2005 (and shall be fully vested on March 13, 2007). Dividends on the shares will be held by the Company until such shares become vested, and will be distributed thereafter to the applicable officer. The 2002 Rights also entitle the holder thereof to cash payments in respect of taxes payable by the holder resulting from the 2002 Rights. The 2002 Rights aggregate 62,835 shares of the Company’s common stock and the 2003 Rights aggregate 26,040 shares of common stock. As of September 30, 2006, there remains 15,709 shares of common stock reserved related to the 2002 Rights and 8,682 shares of common stock reserved related to the 2003 Rights. Approximately $121,000 and $361,000 and $121,000 and $345,000 of compensation expense was recorded for the three and nine month periods ended September 30, 2006 and 2005, respectively, related to the Rights. Such amounts have been included in marketing, general and administrative expenses on the accompanying consolidated statements of income.

In March 2003, the Company established a new LTIP for its executive and senior officers (the “2003 LTIP”). The four-year plan has a core award, which provides for annual stock based compensation based upon continued service and in part based on the Company attaining certain annual performance measures. The plan also has a special outperformance component in the form of a bonus pool equal to 10% of the total return in excess of a 9% cumulative and compounded annual total return on the Company’s common equity for the period through the four-year anniversary after the date of grant (the “Special Outperformance Pool”). The aggregate amount payable to such officers from the Special Outperformance Pool is capped at an amount calculated based upon a total cumulative and compounded annual return on the common equity of 15%. An officer’s special outperformance award represents an allocation of the Special Outperformance Pool and will become vested on the fourth anniversary of the date of grant, provided that the officer remains in continuous employment with the Company or any of its affiliates until such date, and the Company has achieved on a cumulative and compounded basis, during the four fiscal years completed on the applicable anniversary date, a total return to holders of the common equity that (i) is at or above the 60th percentile of the total return to stockholders achieved by members of the peer group during the same period and (ii) equals at least 9% per annum. Special outperformance awards will be paid in cash; however, the Compensation Committee, in its sole discretion, may elect to pay such an award in shares of common stock, valued at the date of vesting, if shares are available at such time under any of the Company’s existing stock option plans. The LTIP provides that no dividends or dividend equivalent payments will accrue with respect to the special outperformance awards. On March 13, 2003, the Company made available 827,776 shares of its common stock under its existing stock option plans in connection with the core award of the 2003 LTIP for certain of its executive and senior officers. During May 2003, the special outperformance awards of the 2003 LTIP were amended to increase the per share base price above which the four year cumulative return is measured from $18.00 to $22.40.

The Board of Directors approved an amendment to the 2003 LTIP to revise the peer group used to measure relative performance. The amendment eliminated the mixed office and industrial companies and added certain other “pure office” companies in order to revise the peer group to office sector companies. The Board has also approved the revision of the performance measurement dates for future vesting under the core component of the 2003 LTIP from the anniversary of the date of grant to December 31 of each year. This was done in order to have the performance measurement coincide with the performance period that the Company believes many investors use to judge the performance of the Company.

On December 27, 2004, the Operating Partnership entered into definitive agreements with certain executive and senior officers of the Company to revise their incentive awards under the 2003 LTIP. The revised agreements provide for (i) the rescission of the unvested portion of their core awards and (ii) an award in exchange for the rescinded core awards of an equal number of units of a new class of limited partnership interests (“LTIP Units”) of the Operating Partnership.

Each executive and senior officer participating in the 2003 LTIP was offered the option to retain all or a portion of his core awards or to rescind them in exchange for new awards of LTIP Units. On December 27, 2004, certain executive and senior officers accepted such offer and thereby amended their Amended and Restated Long-Term Incentive Award Agreement to cancel, in the aggregate, 362,500 shares of restricted stock of the Company representing all or a portion of their unvested core award, and received an equal number of LTIP Units.

The revised awards under the 2003 LTIP were designed to provide the potential for executives to retain a greater equity interest in the Company by eliminating the need for executives to sell a portion of the core awards immediately upon vesting in order to satisfy personal income taxes which are due upon vesting under the original core awards.

With respect to the 2003 LTIP, the Company met its annual performance measure with respect to the 2005, 2004 and 2003 annual measurement periods, respectively. As a result, the Company issued to the participants of the 2003 LTIP 86,111, 102,779 and 206,944 shares of its common stock, respectively, related to the core component of the 2003 LTIP.

The terms of each award of LTIP Units are substantially similar to those of the core awards under the 2003 LTIP. The vesting, performance hurdles and timing for vesting remain unchanged. However, an LTIP Unit represents an equity interest in the Operating Partnership, rather than the Company. At issuance, the LTIP Unit has no value but may over time accrete to a value equal to (but never greater than) the value of one share of common stock of the Company (a “REIT Share”). Initially, LTIP Units will not have full parity with OP Units with respect to liquidating distributions. Upon the occurrence of certain “triggering events” (such as the issuance of additional OP Units by the Operating Partnership), the Operating Partnership will revalue its assets for the purpose of the capital accounts of its partners and any increase in valuation of the Operating Partnership’s assets from the date of the issuance of the LTIP Units through the “triggering event” will be allocated to the capital accounts of holders of LTIP Units until their capital accounts are equivalent to the capital accounts of holders of OP Units. If such equivalence is reached, LTIP Units would achieve full parity with OP Units for all purposes, and therefore accrete to an economic value equivalent to REIT Shares on a one-for-one basis. In addition, if such parity is reached, vested LTIP Units may only be converted into an equal number of OP Units after two years from the date of grant. However, in the absence of an increase in the value of the assets of the Operating Partnership and the occurrence of “triggering events”, such economic equivalence would not be reached. Until and unless such economic equivalence is reached, the value that the officers will realize for vested LTIP Units will be less than the value of an equal number of REIT Shares. In addition, LTIP Units are subject to specific performance related vesting requirements. In addition, unlike core awards under the 2003 LTIP (wherein dividends that accumulate are paid upon vesting), LTIP Units will receive the same quarterly distributions as OP Units on a current basis, thus providing full dividend equivalence with REIT Shares. Each LTIP Unit awarded is deemed equivalent to an award of one share of common stock reserved under one of the Company’s stock option plans, reducing availability for other equity awards on a one-for-one basis. At the scheduled March 2005 vesting date, the specified performance hurdles were met, and officers that received LTIP Units received a one-time cash payment that represented payment of the full vested amount of the accrued unpaid dividends under the core award of the 2003 LTIP through December 27, 2004, the issuance date of the LTIP Units. In addition, the officers, in the aggregate, vested in 104,167 LTIP Units. At the scheduled March 2006 vesting date, the specified performance hurdles were met and officers that received LTIP Units, in the aggregate, vested in 120,833 LTIP Units. On April 4, 2006 (the “Measurement Date”), as a result of the Company issuing 207,000 LTIP Units (discussed below) a “triggering event” occurred and the Company completed an analysis to determine the increase in the valuation, if any of the Operating Partnership’s assets from the issuance of 362,500 LTIP Units on December 27, 2004 through the Measurement Date and with respect to the issuance of 272,100 LTIP Units issued on March 11, 2005 through the Measurement Date. The results of the analysis indicated that a sufficient increase in value to the Operating Partnership’s assets was achieved. As a result the aforementioned LTIP Units achieved full parity with an OP Unit. In order to more closely replicate the terms of the core awards being rescinded, the Company also entered into agreements with three executive officers, which provide that in the event of a change of control the executive shall receive the equivalent value of one REIT Share for each LTIP Unit.

For each of the calendar years ended December 31, 2004 and 2005, following the recommendations of the Compensation Committee, eight senior and executive officers of the Company were awarded, in the aggregate, 272,100 LTIP Units and 207,000 LTIP Units, respectively, for outperformance and to continue to incentivize them for the long-term (the “Restricted Equity Awards”). Initially, the terms of the Restricted Equity Awards were generally consistent with the terms of the 2003 LTIP, including with respect to the impact upon vesting in the event of a change of control. On June 12, 2006, with respect to the 2005 Restricted Equity Awards, the vesting periods were extended so that they will vest over a four-year period in lieu of a two-year period, provided that the officer remains in continuous employment with the Company until such dates and the Company has achieved certain specified performance requirements during the year ending December 31, 2006. If the performance requirements are not met in 2006, the awards will become vested on any subsequent annual vesting date on which the performance requirements are met on a cumulative and compounded basis. In addition, with respect to the 2004 Restricted Equity Award to Scott Rechler, the Company’s Chief Executive Officer, was similarly extended provided that Mr. Rechler remains in continuous employment with the Company.

As a result of the foregoing, there remains 69,443 shares of common stock reserved for future issuance under the core award of the 2003 LTIP and 616,600 shares of common stock reserved for issuance with respect to the issuance of LTIP Units. With respect to the core award of the 2003 LTIP, the Company recorded approximately $305,000 and $915,000 of compensation expense for each of the three and nine month periods ended September 30, 2006 and 2005, respectively. In addition, with respect to the LTIP Units and the Restricted Equity Awards, the Company recorded compensation expense of approximately $1.2 million and $3.0 million and $822,000 and $2.1 million, respectively, for the three and nine month periods ended September 30, 2006 and 2005. Such amounts have been included in marketing, general and administrative expenses on the accompanying consolidated statements of income. Based on the terms of the 2003 LTIP, potential outcomes of the Special Outperformance Pool are estimated to range from $0, assuming the requisite four year cumulative performance measures are not met, to a maximum of approximately $35.5 million, assuming relative peer group performance measures are met and a cap of 15% cumulative and compounded return on common equity. As of September 30, 2006, we have accrued approximately $31.5 million of compensation expense with respect to the Special Outperformance Pool of which $2.1 million and $7.9 million was accrued during the three and nine months ended September 30, 2006. This amount is calculated on the closing stock price of our common stock on September 30, 2006 and is based on management’s determination of the probability of requisite performance measures being met. The accrual represents approximately 89% of the total estimated Special Outperformance Pool reflecting the service period through September 30, 2006.

Compensation expense with respect to the core component of the 2003 LTIP, which relates to the Company attaining certain annual performance measures, is recognized as a “target stock price” plan. Under this type of plan, compensation expense is recognized for the target stock price awards whether or not the targeted stock price condition is achieved as long as the underlying service conditions are achieved. Accordingly, we obtained an independent third party valuation of the 2003 LTIP awards and recognize compensation expense on a straight-line basis through the performance and vesting period for awards to employees who remain in service over the requisite period regardless of whether the target stock price has been reached.

Compensation expense with respect to the core component of the 2003 LTIP, which relates to the continued service of the grantee, is recognized as compensation expense on a straight-line basis through the vesting period based on the fair market value of the stock on the date of grant.

As a result of the election of certain executive and senior officers to exchange all or a portion of their unvested core awards under the 2003 LTIP into an equal number of LTIP Units we again obtained an independent third party valuation of the newly granted LTIP Units and determined that the fair value of the LTIP Units was not greater than the exchanged 2003 LTIP awards on the date of the exchange. As such, compensation expense to be recognized, on a straight-lined basis, over the vesting period of the LTIP Units equals the amount of unamortized compensation expense cost for the 2003 LTIP awards as of the exchange date.

On January 1, 2006, we adopted Statement No. 123R and have determined that the adoption of Statement No. 123R did not have a material impact on our consolidated financial statements.

8. SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION (IN THOUSANDS)

	Nine Months Ended September 30,
	2006	2005

Cash paid during the period for interest	$93,383	$95,701

Interest capitalized during the period	$9,235	$7,311

9. SEGMENT DISCLOSURE

We own all of the interests in our real estate properties directly or indirectly through the Operating Partnership. Our portfolio consists of Class A office properties located within the New York City metropolitan area and Class A suburban office and flex properties located and operated within the New York Tri-State Markets (the “Core Portfolio”). We have formed an Operating Committee that reports directly to our Chief Executive Officer and Chief Financial Officer who have been identified as the Chief Operating Decision Makers due to their final authority over resource allocation, decisions and performance assessment.

We do not consider (i) interest incurred on our Credit Facility, Term Loan and Senior Unsecured Notes, (ii) the operating performance of those properties reflected as discontinued operations on our consolidated statements of income and (iii) the operating results of the Service Companies as part of our Core Portfolio’s property operating performance for purposes of our component disclosure set forth below.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. In addition, historical amounts have been adjusted to give effect to our discontinued operations in accordance with FASB Statement No. 144.

The following table sets forth the components of our revenues and expenses and other related disclosures (in thousands):

	Three months ended
	September 30, 2006			September 30, 2005
	Core Portfolio	Other	Consolidated Totals	Core Portfolio	Other	Consolidated Totals

PROPERTY OPERATING REVENUES:
Base rents, tenant escalations and reimbursements	$140,894	$—	$140,894	$143,748	$—	$143,748
EXPENSES:
Property operating expenses	66,527	—	66,527	58,340	—	58,340
Marketing, general and administrative	4,922	4,629	9,551	4,463	3,673	8,136
Depreciation and amortization	32,025	752	32,777	33,793	1,079	34,872
Total operating expenses	103,474	5,381	108,855	96,596	4,752	101,348
Operating income (loss)	37,420	(5,381)	32,039	47,152	(4,752)	42,400
NON-OPERATING INCOME AND EXPENSES
Gains on sales of real estate	—	—	—	85,512	—	85,512
Interest income, investment income and other	2,253	7,650	9,903	2,972	7,389	10,361
Interest:
Expense incurred	(6,316)	(21,215)	(27,531)	(16,903)	(15,079)	(31,982)
Amortization of deferred financing costs	(355)	(716)	(1,071)	(353)	(668)	(1,021)
Long-term incentive compensation expense	—	(2,082)	(2,082)	—	—	—
Total non-operating income and expenses	(4,418)	(16,363)	(20,781)	71,228	(8,358)	62,870
Income (loss) before minority interests, equity in earnings of real estate joint ventures and discontinued operations	$33,002	$(21,744)	$11,258	$118,380	$(13,110)	$105,270

	Nine Months Ended
	September 30, 2006			September 30, 2005
	Core Portfolio	Other	Consolidated Totals	Core Portfolio	Other	Consolidated Totals

PROPERTY OPERATING REVENUES:
Base rents, tenant escalations and reimbursements	$423,857	$—	$423,857	$409,308	$—	$409,308

EXPENSES:
Property operating expenses	183,736	—	183,736	162,299	—	162,299
Marketing, general and administrative	14,504	14,004	28,508	12,633	11,739	24,372
Depreciation and amortization	99,414	2,246	101,660	91,309	3,201	94,510
Total Operating Expenses	297,654	16,250	313,904	266,241	14,940	281,181
Operating Income (Loss)	126,203	(16,250)	109,953	143,067	(14,940)	128,127
NON-OPERATING INCOME AND EXPENSES
Gains on sales of real estate	35,393	—	35,393	85,512	—	85,512
Interest and investment income and other	3,757	31,553	35,310	4,001	13,274	17,275
Interest:
Expense incurred	(20,094)	(62,642)	(82,736)	(42,170)	(40,637)	(82,807)
Amortization of deferred financing costs	(1,128)	(2,082)	(3,210)	(919)	(2,161)	(3,080)
Long-term incentive compensation expense	—	(7,937)	(7,937)	—	—	—
Total Non-Operating Income and Expenses	17,928	(41,108)	(23,180)	46,424	(29,524)	16,900
Income (loss) before minority interests, equity in earnings of real estate joint ventures and discontinued operations	$144,131	$(57,358)	$86,773	$189,491	$(44,464)	$145,027
Total Assets	$3,351,819	$409,605	$3,761,424	$2,681,501	$1,184,165	$3,865,666

10. NON-CASH INVESTING AND FINANCING ACTIVITIES

On March 31, 2006, a group of institutional investors purchased our option to acquire the existing minority partner’s 40% partnership interest in the Omni Property for net proceeds of approximately $9.0 million. Simultaneously, these institutional investors exercised the option and acquired the minority partner’s interest from the minority partner for approximately $50.8 million including the assumption of an allocation of approximately $20.1 million of mortgage debt on the Omni Property for a total investment of $59.9 million. As a result of the foregoing and in accordance with Statement No.’s 141 and 142, we recorded approximately $44.4 million of fair value adjustments to the real estate and other intangible assets acquired by the institutional investors.

During the three months ended September 30, 2006, certain limited partners in the Operating Partnership exchanged 46,276 OP Units and 181,771 Class C OP Units for an equal number of shares of the Company’s common stock for total non cash consideration of approximately $9.7 million.

11. RELATED PARTY TRANSACTIONS

In connection with our IPO, we were granted an option to acquire the property located at 225 Broadhollow Road (the “225 Property”) which is owned by certain Rechler family members including Scott H. Rechler, our CEO at a price based upon an agreed upon formula. Reckson Management Group, Inc. (“RMG”) is currently obligated to the owner of the 225 Property under an operating lease through November 2006 at an annual base rent of approximately $809,000. The lease is for approximately 26,000 square feet of office space and was used as our corporate headquarters. In August 2006 we relocated our corporate headquarters to Reckson Plaza, a wholly owned property located in Uniondale, Long Island. During June 2006, we incurred approximately $211,000 of expense related to the repair of certain HVAC equipment at the 225 Property. Such expenditure was approved by the independent members of the Company’s Board of Directors. RMG currently leases 10,722 square feet of warehouse space used for equipment, materials and inventory storage at a property owned by certain members of the Rechler family at an annual base rent of approximately $81,000. In addition, commencing April 1, 2004, RCD leased approximately 17,000 square feet of space at the 225 Property at an annual base rent of approximately $507,000, which terminated on September 30, 2006. RCD had sub-let the entire 17,000 square feet to a third party for approximately $35,000 per month through RCD’s September 2006 lease termination date. RCD also relocated to Reckson Plaza in August 2006.

During the three and nine month periods ended September 30, 2006 and 2005, RCD billed approximately $66,000 and $96,000 and $16,000 and $32,000, respectively, of market rate services and RMG billed approximately $76,000 and $229,000 and $75,000 and $217,000, respectively, of market rate management fees to certain properties owned by members of the Rechler family including Scott H. Rechler, our CEO.

On March 28, 2005, an entity (“REP”) owned by members of the Rechler family (excluding Scott H. Rechler, but including his father, Roger, and brother, Gregg) exercised a Right of First Refusal (which was granted in connection with the 2003 sale of the industrial portfolio by us) to acquire a vacant parcel of land for a purchase price of $2.0 million. We agreed to provide REP with the option to defer the closing on the purchase until September 2006, for a non-refundable deposit of $400,000 and a fee of $10,666 per month for each month that the closing was deferred. In connection therewith, REP agreed to settle a dispute concerning an easement on a separate parcel of land owned by us adjacent to one of the properties transferred to REP in November 2003. The vacant parcel of land was sold to REP on September 29, 2006.

A company affiliated with an independent director of the Company formally leased 15,566 square feet in a property owned by us at an annual base rent of approximately $430,000. Such lease has expired and we are currently in the process of renewing the lease for approximately 8,000 square feet upon market terms through 2011. Such renewal is subject to approval by the other independent directors of the Company’s Board of Directors. In addition, since the lease’s expiration, the lessee has been operating consistent with terms of the expired lease.

The Company has a net investment of approximately $55.2 million in loans and REIT-qualified joint ventures with FrontLine Capital Group (“FrontLine”) and Reckson Strategic Venture Partners, LLC (“RSVP”), a real estate venture capital fund whose common equity is held indirectly by FrontLine (collectively, the “RSVP / FLCG Investments”). Frontline was formed by the Company in 1997. The net carrying value of the RSVP / FLCG Investments was reassessed with no change by management at September 30, 2006 and is included in investments in affiliate loans and joint ventures on our consolidated balance sheets.

FrontLine is in default under the loans from the Operating Partnership and on June 12, 2002, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

The RSVP REIT-qualified joint ventures were managed subject to a management agreement with the former managing directors of RSVP, which expired in September 2006. The management agreement provided for an annual base management fee and disposition fees equal to 2% of the net proceeds received by RSVP on asset sales which are subject to a maximum of $7.5 million. In addition, the former managing directors of RSVP retained a one-third residual interest in RSVP’s assets which is subordinated to the distribution of an aggregate amount of $75.0 million to RSVP and/or us in respect of RSVP-controlled joint ventures.

Scott H. Rechler, our CEO and Chairman of the Board of Directors, serves as CEO and is FrontLine’s sole board member. Mr. Rechler also serves as a member of the management committee of RSVP.

In November 2004, a joint venture in which RSVP owns approximately 47% executed a binding agreement to contribute its Catskills, NY resort properties (excluding residentially zoned land) to Empire Resorts Inc. (NASDAQ: NYNY) (“Empire”) for consideration of 18.0 million shares of Empire’s common stock and the right to appoint five members of their Board of Directors. On December 29, 2005, the agreement was terminated and the joint venture received options to purchase approximately 5.2 million shares of common stock of Empire at a price of $7.50 per share. The options are exercisable through December 29, 2006. On November 7, 2006, the closing price of a share of Empire’s common stock was $7.38 per share.

We have discontinued the accrual of interest income with respect to the loans from the Operating Partnership and our share of GAAP equity in earnings, if any, from the RSVP-controlled REIT-qualified joint ventures until such income is realized through cash distributions.

12. COMMITMENTS AND CONTINGENCIES

We had an undrawn letter of credit outstanding against our Credit Facility of approximately $100,000 at September 30, 2006. Such letter of credit expired in October 2006 pursuant to its terms.

In connection with the mortgage indebtedness securing nine of the Tranche I properties, which were transferred to the Australian JV on September 21, 2005, and three of the Tranche III properties transferred to the Australian JV during October 2006, we have guaranteed to the lender certain customary non-recourse carve-outs, as well as certain obligations relating to the potential termination of a number of leases at four of these properties. We have also guaranteed to the lender certain capital requirements related to these properties. We will be relieved of the customary non-recourse carve-outs and capital requirements upon transfer of the respective properties to the Australian JV and the Australian JV meeting a net worth test of at least $100.0 million. We will be relieved of all but two of the lease related obligations upon transfer of the respective properties to the Australian JV and the Australian JV meeting a net worth test of at least $200.0 million. The Australian JV has agreed to indemnify us for any loss, cost or damage it may incur pursuant to our guaranty of these obligations. As of September 30, 2006, the Australian JV met the $100.0 million net worth threshold and there remain approximately $18 million of aggregate guarantees outstanding.

13. PLAN OF MERGER WITH SL GREEN REALTY CORP.

On August 3, 2006, the Company, the Operating Partnership, SL Green Realty Corp. (“Parent”), Wyoming Acquisition Corp. (“Purchaser”), Wyoming Acquisition GP LLC and Wyoming Acquisition Partnership LP entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, the Company will merge with and into Purchaser (the “Merger”), with Purchaser continuing after the Merger as the surviving entity. The Company has called a special meeting of shareholders to be held at 10:30 a.m. local time on November 22, 2006 at which it will seek shareholder approval of the Merger Agreement and the transactions contemplated thereby. Shareholders of record as of the close of business on October 13, 2006 will be entitled to vote at the special meeting. At the effective time of the Merger, each of the issued and outstanding shares of common stock of the Company will be converted into the right to receive (i) $31.68 in cash, and (ii) 0.10387 of a share of the common stock, par value $0.01 per share, of Parent (the “Merger Consideration”).

In addition, under the terms of the Merger Agreement, Wyoming Acquisition LP will merge with and into the Operating Partnership (the “Partnership Merger”), with the Operating Partnership continuing after the Partnership Merger as the surviving entity. At the effective time of the Partnership Merger, each common unit in the Operating Partnership will be converted into the right to receive the applicable amount of Merger Consideration, in respect of the number of shares of Reckson common stock issuable upon exchange of each such common unit in accordance with the Amended and Restated Agreement of Limited Partnership of the Operating Partnership as if such common units were converted or exchanged for an equal number of Reckson common shares immediately prior to the effective time of the Merger.

Consummation of the Merger is subject to customary conditions, including the approval of the Merger by the holders of the Company’s common stock, the registration of SL Green’s shares of common stock to be issued in the Merger, the listing of such shares on the New York Stock Exchange and the absence of any order, injunction or legal restraint or prohibition preventing the consummation of the Merger. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including (i) the accuracy of the representations and warranties of the other party (subject to the materiality standards contained in the Merger Agreement), (ii) compliance in all material respects of the other party with its covenants, (iii) the absence of a material adverse effect (as defined in the Merger Agreement) on the other party and (iv) the delivery of opinions with respect to each other’s status as a real estate investment trust.

Since August 4, 2006, six purported class action lawsuits have been filed by alleged stockholders of the Company in Maryland state and New York state courts, seeking to enjoin the Merger and acquisition by the Asset Purchasing Venture (an entity of which Scott Rechler, Michael Maturo, Jason Barnett and Marathon Asset Management, LLC (“Marathon”) are members) of certain assets of the Company: Sheldon Pittleman v. Reckson Associates Realty Corp. et al., No. 24-C-06-006323 (Circuit Court of Maryland, Baltimore City); John Borsch v. Scott H. Rechler et al., No. 24-C-06-006451 (Circuit Court of Maryland, Baltimore City); Mary Teitelbaum v. Reckson Associates Realty Corp. et al., No. 24-C-06-006937 (Circuit Court of Maryland, Baltimore City); Robert Lowinger v. Reckson Association Realty Corp. et al., No. 06-012524 (Supreme Court of the State of New York, Nassau County); Lawrence Lighter v. Scott H. Rechler et al., No. 06-CV-012738 (Supreme Court of the State of New York, Nassau County); and Pauline Phillips v. Scott H. Rechler et al., No. 06-12871 (Supreme Court of the State of New York, Nassau County). (As noted below, the Lighter action has since been re-filed in the Circuit Court of Maryland, Baltimore City.) The lawsuits also seek damages, attorneys’ fees and costs. The plaintiffs in these lawsuits allege that the Asset Purchasing Venture obtained SL Green’s agreement to sell the Company’s assets on allegedly favorable terms to the Asset Purchasing Venture in exchange for the Company’s board’s approval of allegedly inadequate merger consideration. The plaintiffs assert claims of breach of fiduciary duty against the Company and its directors, and, in the case of the Lowinger, Pittleman and Teitelbaum lawsuits, claims of aiding and abetting breach of fiduciary duty against SL Green.

On August 23, 2006, the plaintiff in the Lowinger action in New York state court applied for expedited discovery. Defendants opposed that application and moved to dismiss or stay the Lowinger action pending the determination of the actions filed in Maryland. On September 22, 2006, the New York state court issued an order scheduling discovery in the Lowinger action, while reserving decision on defendants’ motion to dismiss or stay. Discovery is now underway.

On September 6, 2006, the Maryland court consolidated the three actions pending before it under the caption In re Reckson Realty Corp. Shareholders’ Litigation, Consol. Case No. 24-C-06-006323 (Circuit Court of Maryland, Baltimore City). On September 8, 2006, the Maryland court ordered the parties to begin expedited discovery, which is now underway. On September 22, 2006, the plaintiffs in the Maryland consolidated action filed an amended complaint. In addition to the claims asserted in the three original Maryland complaints, the amended consolidated complaint asserts that the Company and its directors breached a fiduciary duty of candor in connection with the preliminary proxy statement/prospectus filed on September 18, 2006. The amended consolidated complaint alleges that the preliminary proxy statement/prospectus failed to disclose adequate information concerning, among other things, the auction process that led to the proposed merger, the reasons why the Company’s directors believe the proposed merger is more favorable than other strategic alternatives for the Company, the termination fee, the acquisition by the Asset Purchasing Venture of certain assets of the Company, the assumptions employed by Goldman, Sachs & Co. (“Goldman Sachs”) and Greenhill & Co., LLC in rendering their respective fairness opinions, the terms of the retention agreement with Goldman Sachs, and Goldman Sachs’ prior relationships with the Company or SL Green.

On October 3, 2006, the plaintiff in the Lighter action withdrew his lawsuit in the New York state court, and re-filed it in the Maryland Circuit Court for Baltimore City under Case No. 24-C-06-007940.

On October 6, 2006 an amended complaint was filed in the Lowinger action in New York state court. In addition to the defendants named and claims asserted in the original Lowinger complaint, the amended complaint names Jason Barnett, Marathon and the Asset Purchasing Venture as additional defendants. The amended complaint also asserts claims for breach of fiduciary duty against Mr. Barnett, and claims for aiding and abetting breach of fiduciary against Marathon and the Asset Purchasing Venture. The amended complaint also asserts that the Company, its directors, and Mr. Barnett breached a fiduciary duty of candor in connection with the preliminary proxy statement/prospectus filed on September 18, 2006. The amended complaint alleges that the preliminary proxy statement/prospectus failed to disclose adequate information concerning, among other things, the bidding process that led to the proposed merger and acquisition by the Asset Purchasing Venture of certain assets of the Company, the value of the Company’s Long Island assets, the expected future value of the SL Green or the combined, post-merger entity and alleged material conflicts of interest allegedly suffered by certain parties and certain of their advisors. On October 24, 2006, the New York state court denied defendants’ motion to dismiss or stay the Lowinger action and also denied the plaintiff’s motion for expedited discovery. On October 31, 2006, defendants removed the Lowinger action to the United States District Court for the Eastern District of New York.

On November 3, 2006, the plaintiff in the Phillips action pending in New York state court moved for a preliminary injunction, seeking to block the proposed Merger and the shareholder vote thereon and to require the Company to conduct an additional auction process for the assets to be acquired by the Asset Purchasing Venture. A hearing on the plaintiff’s preliminary injunction motion has been scheduled for November 16, 2006.

While these cases are in their early stages, defendants believe that the cases are without merit and intend to contest them vigorously. Additional lawsuits pertaining to the Merger could be filed in the future.